Exhibit 3.26
LIMITED LIABILITY COMPANY AGREEMENT
OF
VGR HOLDING LLC
A DELAWARE LIMITED LIABILITY COMPANY
     This Limited Liability Company Agreement of VGR Holding LLC is made and entered into as of December 7, 2005, by Vector Group Ltd., a Delaware corporation, with offices at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131:
ARTICLE I
Definitions
     The following terms used in this Limited Liability Company Agreement shall have the following meanings, unless otherwise expressly provided herein:
     1. “Certificate of Conversion” shall mean the Certificate of Conversion of the Corporation as filed with the Secretary of State of the State of Delaware simultaneously with the filing of the Certificate of Formation.
     2. “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of the State of Delaware simultaneously with the filing of the Certificate of Conversion, as the same may be amended from time to time.
     3. “Corporation” shall mean VGR Holding Inc.
     4. “Company” shall mean VGR Holding LLC, a limited liability company formed under the laws of the State of Delaware.
     5. “Delaware Act” shall mean the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, §§ 18-101 to 18-1109, and all amendments thereto.
     6. “LLC Agreement” shall mean this Limited Liability Company Agreement, as amended from time to time.
     7. “Managers” shall mean each of Marc N. Bell and Richard J. Lampen, and any other person or persons succeeding each or any of them in such capacity.

     8. “Member” shall mean Vector and any other person or persons admitted hereafter as a Member from time to time pursuant to the provisions of this LLC Agreement.
     9. “Vector” shall mean Vector Group Ltd., a Delaware corporation.
ARTICLE II
Formation of Company and Nature of Business
     1. Formation. The Company is the resulting entity from the conversion of the Corporation into the Company pursuant to Section 266 of the Delaware General Corporation Law and Section 18-214 of the Delaware Act. The Certificate of Conversion and the Certificate of Formation were filed with the Delaware Secretary of State on December 7, 2005. Simultaneously with the filing of the Certificate of Conversion and the Certificate of Formation and the execution of this LLC Agreement, the Member agrees that the Company shall be a limited liability company subject to the provisions of the Delaware Act as in effect as of the date hereof and the provisions of this LLC Agreement.
     2. Name. The name of the Company is VGR Holding LLC.
     3. Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of its registered agent at 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801, and the name of its initial registered agent at such address shall be The Corporation Trust Company. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State of the State of Delaware pursuant to the Delaware Act.
     4. Executive Offices. The address of the Company’s principal executive offices shall be 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.
     5. Term. The term of the Company commenced on September 15, 1999 and shall continue in perpetuity, unless the Company is earlier dissolved in accordance with either the provisions of this LLC Agreement or the Delaware Act.
     6. Permitted Business. The business of the Company shall be to engage in any lawful business, purpose, or activity for which limited liability companies may be organized under the Delaware Act except for insurance or banking.
     7. Powers. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act, or by any other law, or by this LLC Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion, or attainment of the business, purposes, or activities of the Company.

ARTICLE III
Members
     1. Initial Member. Simultaneously with the filing of the Certificate of Conversion and the Certificate of Formation and the execution of this Agreement, all of the outstanding stock of the Corporation as issued to Vector shall be converted into the sole limited liability company interest of the Company and Vector shall be admitted to the Company in respect thereto. The name and address of the initial Member is as follows:
Vector Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, Florida 33131
     2. Interest in Company. The percentage share of Vector in the capital of the Company shall initially be 100%. If and when any additional Members are admitted to the Company in accordance with this LLC Agreement, the percentage shares of the Members in the capital of the Company shall be adjusted as agreed by the Members.
     3. Action by Members. Any action required or permitted to be taken by the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all Members, and delivered to the Managers for inclusion in the minutes and for filing with the Company records.
     4. Waiver of Notice. When any notice is required to be given to any Member, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at or after the time stated therein, shall be equivalent to the giving of the notice.
ARTICLE IV
Rights and Duties of the Managers
     1. Management. The business and affairs of the Company shall be managed by the Managers, who shall be appointed by the affirmative vote of the Members holding a majority of the percentage of shares in the capital of the Company. The initial Managers of the Company shall be Marc N. Bell and Richard J. Lampen.
          The Managers shall direct, manage and control the business of the Company to the best of their abilities. Except for situations in which the approval of the Members is expressly required by this LLC Agreement or by non-waivable provisions of applicable law, the Managers shall have full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business.
     2. Number, Tenure and Qualifications. The Company shall initially have two managers as set forth above, each of whom shall serve until his resignation, removal by the Members, or death. The Members shall have the authority to establish, from time to time, the number, tenure and qualifications of the Managers. The Managers need not be residents of the State of Delaware or a Member of the Company.
     3. Action by Managers. Any action required or permitted to be taken by the Managers may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all Managers, and included in the minutes of the Company.
     4. Waiver of Notice. When any notice is required to be given to any Manager, a waiver of the notice in writing signed by the person entitled to the notice, whether before, at or after the time stated therein, shall be equivalent to the giving of the notice.
     5. Liability for Certain Acts. The Managers shall perform their managerial duties in a manner they reasonably believe to be in the best interests of the Company. The Managers shall not have any liability by reason of being or having been Managers of the Company. The Managers shall not be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member.
     6. Indemnity of Managers. To the maximum extent permitted under Section 18-108 of the Delaware Act, the Company shall indemnify and hold harmless the Managers and delegates of the Managers.
     7. Appointment of Officers. The Managers may appoint officers of the Company, including, without limitation, a president, a chief executive officer, and one or more vice presidents, and have the power and authority to delegate to one or more such persons any or all of the Managers’ rights and powers to manage and control the business and affairs of the Company. Officers need not be Members. Except as modified by the Managers, officers will have such powers and duties pertaining to their offices and such powers and duties as conferred by the Managers.
ARTICLE V
Distributions and Accounting Period
     1. Allocations and Distributions. All income, gains, losses, deductions, and credits shall be allocated, and all distributions shall be made, to or among the Members in proportion to each Member’s percentage share in the capital of the Company. The Managers shall determine the amount and timing of all distributions.
     2. Accounting Period. The Company’s accounting period shall be the calendar year.

ARTICLE VI
Transferability and Additional Members
     1. Transferability. Without unanimous written consent of the Members, no Member shall have the right to directly or indirectly assign, sell, mortgage, pledge, hypothecate, or otherwise dispose of or encumber, all or any part of its interest in the Company or its share of allocations or distributions under this LLC Agreement.
     2. Admission to Membership. Without unanimous written consent of the Members, no additional Members of the Company shall be admitted.
ARTICLE VII
Dissolution
     1. Dissolution. The Company shall be dissolved upon the earlier of (a) the election to dissolve the Company by the Members or (b) as otherwise required under the Delaware Act.
     2. Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid to the Company’s creditors and to the Members as required by the Delaware Act and other applicable law.
     3. Certificate of Cancellation. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed on behalf of the Company by the Members and shall be filed with the Secretary of State of the State of Delaware, and the Members shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.
ARTICLE VIII
Miscellaneous Provisions
     1. Entire Agreement. This LLC Agreement represents the entire agreement among all the Members of the Company.
     2. Application of Delaware Law. This LLC Agreement, and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Delaware Act.
     3. Amendments. This LLC Agreement may not be amended except by the unanimous written consent of the Members.

     4. Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney, and other instruments necessary to comply with any laws, rules, or regulations.
     5. Rights of Creditors and Third Parties Under LLC Agreement. This LLC Agreement is entered into for the exclusive benefit of the Members and their successors and assigns. This LLC Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. No such creditor or third party shall have any rights under this LLC Agreement or any agreement between the Company and any Member with respect to any capital contribution or otherwise.

     IN WITNESS WHEREOF, the initial sole Member, Vector Group Ltd., has caused its authorized representative to execute this LLC Agreement as of December 7, 2005.

VECTOR GROUP LTD.
By:	/s/ Richard J. Lampen
	Name:	Richard J. Lampen
	Title:	Executive Vice President